Exhibit 99.1

PRESS RELEASE

For more information contact:

FOR IMMEDIATE RELEASE

Gerald Shencavitz

EVP and Chief Financial Officer

(207) 288-3314

Bar Harbor Bankshares Reports Second Quarter Earnings

BAR HARBOR, Maine (July 30, 2013) – Bar Harbor Bankshares (NYSE MKT: BHB) (the “Company”) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced net income of $3.2 million for the second quarter of 2013, representing an increase of $65 thousand, or 2.1%, compared with the second quarter of 2012. Diluted earnings per share amounted to $0.80 for the quarter compared with $0.79 for the second quarter of 2012, representing an increase of $0.01, or 1.3%. The Company’s annualized return on average shareholders’ equity amounted to 9.90% for the quarter, compared with 10.11% in the second quarter of 2012. The Company’s second quarter return on average assets amounted to 0.96%, compared with 1.01% in the second quarter of 2012.

For the six months ended June 30, 2013, the Company reported net income of $6.4 million, representing an increase of $118 thousand, or 1.9%, compared with the first six months of 2012. Diluted earnings per share amounted to $1.62, representing an increase of $0.01, or 0.6%, compared with the same period in 2012. The Company’s annualized return on average shareholders’ equity amounted to 10.02% for the six months ended June 30, 2013, compared with 10.31% in the first half of 2012. The Company’s annualized return on average assets amounted to 0.98%, compared with 1.04% in the first half of 2012.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, “Looking back at the first half of 2013, we are pleased with the Company’s earnings fundamentals, especially in light of declining net interest margins throughout the banking industry driven by an extended period of historically low interest rates. Like all banks, we are finding the current interest rate environment and the continued actions being taken by the Federal Reserve Board exceptionally challenging. Despite these challenges, we are pleased that our second quarter net interest margin has only declined five basis points from the same quarter last year, while our net interest income was up a healthy 6.0%.”

Mr. Murphy continued, “Our first half operating results were also highlighted by further improvements in credit quality, continued commercial loan growth, and higher levels of non-interest income. With respect to credit quality, we are pleased to report a $1.4 million or 14.2% decline in non-performing loans from year-end 2012. At quarter end, our total non-performing loans fell to 0.99% of total loans, down from 1.21% at year-end 2012. We are also pleased to report improved loan charge-off experience compared with the first half of last year.”

In concluding, Mr. Murphy added, “We continue to believe that our conservative business model, which emphasizes a strong capital position, superior loan quality, deep local market knowledge, and responsiveness to our customers’ needs, has positioned us well for the future. Nonetheless, we, like all banks, face several continuing challenges including an ever increasing regulatory burden and the threat to earnings posed by the Federal Reserve’s current determination to continue its stimulus programs and maintain interest rates at historically low levels until such time as the economy shows sufficient improvement. Given our Company’s strong balance sheet and earnings fundamentals, we believe we remain well-prepared to deliver respectable returns to our shareholders despite the frustratingly long road to a national economic recovery. In this regard, we recently announced our ninth consecutive quarterly cash dividend increase.”

Balance Sheet Highlights

Assets: The Company’s balance sheet growth accelerated during the second quarter with total assets increasing $36.1 million, or 2.8%. At quarter end total assets stood at $1.34 billion, representing an increase of $40.4 million, or 3.1%, compared with December 31, 2012.

Loans: Total loans ended the quarter at $852.6 million, up $37.6 million, or 4.6%, compared with December 31, 2012. At quarter end, the Bank’s commercial loan portfolio stood at $454.1 million, representing an increase of $23.2 million, or 5.4%, compared with year-end 2012. Consumer loans, which principally consist of residential real estate mortgages, ended the quarter at $383.0 million, up $13.6 million or 3.7% compared with year-end 2012, principally reflecting the purchase of a New England based portfolio of residential mortgage loans during the current quarter. Tax exempt loans to local municipalities ended the quarter at $15.9 million, up $635 thousand or 4.2% compared with December 31, 2012.

Credit Quality: Total non-performing loans ended the quarter at $8.5 million compared with $9.9 million at December 31, 2012, representing a decline of $1.4 million, or 14.2%. One commercial real estate development loan to a local, non-profit housing authority in support of an affordable housing project accounted for $2.0 million, or 24.0%, of the Bank’s total non-performing loans at quarter-end. Total non-performing loans expressed as a percentage of total loans ended the quarter at 0.99%, down from 1.21% at year-end 2012. Similarly, the allowance for loan losses expressed as a percentage of non-performing loans ended the quarter at 96.4%, up from 82.1% at year-end 2012.

Total net loan charge-offs amounted to $688 thousand in the first half of 2013, or annualized net charge-offs to average loans outstanding of 0.17%, down from $742 thousand and 0.20%, respectively, compared with the same period in 2012. For the three and six months ended June 30, 2013, the Bank recorded provisions for loan losses of $405 thousand and $758 thousand, representing declines of $55 thousand and $117 thousand, or 12.0% and 13.4%, respectively. The declines in the provision for loan losses largely reflected an overall improvement in the Bank’s credit quality metrics.

At June 30, 2013, the Bank’s allowance for loan losses stood at $8.2 million, up from $8.1 million at December 31, 2012.

Securities: Total securities ended the second quarter at $416.2 million, representing a decline of $1.8 million or 0.4%, compared with December 31, 2012.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter through late spring and higher deposits in summer and autumn. The timing and extent of these seasonal swings have varied from year to year and have generally impacted the Bank’s transactional deposit accounts.

Total deposits ended the second quarter at $854.7 million, up $59.0 million, or 7.4%, compared with December 31, 2012. Demand deposits and NOW accounts experienced a combined seasonal decline of $11.4 million, or 5.8%. This decline was more than offset by a $17.1 million, or 7.4%, increase in savings and money market accounts. The Bank’s time deposits were up $53.3 million or 14.4% compared with year-end 2012, principally reflecting brokered deposits obtained from the national market. These deposits were utilized to help fund earning asset growth while reducing borrowings by $10.5 million, or 2.8%.

Capital: At June 30, 2013, the Company and the Bank continued to exceed applicable regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At June 30, 2013, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 9.02%, 14.48% and 16.10%, respectively.

Shareholders’ Equity: Total shareholders’ equity ended the quarter at $120.5 million, down from $128.0 million at December 31, 2012. Likewise, the Company’s book value per share ended the quarter at $30.64, down from $32.66 at December 31, 2012. The decline in shareholder’s equity was attributed to an $11.9 million decline in accumulated other comprehensive income. This decline was principally the result of a reduction in unrealized gains in the Bank’s investment securities portfolio, which declined from a tax effective unrealized gain of $8.1 million at December 31, 2012 to a tax effected unrealized loss of $3.8 million at June 30, 2013. The net unrealized losses at June 30, 2013 were attributed to a significant increase in interest rates during the six months ended June 30, 2013, which negatively impacted the fair value of the Bank’s fixed rate securities portfolio.

Shareholder Dividends: The Company paid a regular cash dividend of $0.31 per share of common stock in the second quarter of 2013, up $0.005 from the prior quarter and representing an increase of $0.02 or 6.9% compared with the second quarter of 2012. The Company’s Board of Directors recently declared a regular cash dividend of $0.315 per share of common stock for the third quarter of 2013, representing an increase of $0.02 or 6.8% compared with the third quarter of 2012. Based on the quarter-end price of BHB’s common stock of $36.55, the annualized dividend yield amounted to 3.45%.

Results of Operations

Net Interest Income: For the three months ended June 30, 2013, net interest income on a tax-equivalent basis totaled $9.9 million, up $212 thousand or 2.2% on a linked-quarter basis and representing an increase of  $561 thousand or 6.0% compared with the second quarter of 2012. The increase in second quarter net interest income compared with the second quarter of 2012 was principally attributed to average earning asset growth of $90.6 million or 7.7%. The net interest margin amounted to 3.12% for the second quarter, down three basis points on a linked-quarter basis and representing a decline of five basis points compared with the second quarter of 2012.

For the six months ended June 30, 2013, net interest income on a tax-equivalent basis totaled $19.6 million, representing an increase of $876 thousand or 4.7% compared with the same period in 2012. The increase in net interest income was principally attributed to average earning asset growth of $97.0 million or 8.3%, offset in part by a ten basis point decline in the net interest margin. For the six months ended June 30, 2013, the Bank’s net interest margin amounted to 3.14% compared with 3.24% for the same period in 2012. The yield on earning assets declined thirty-four basis points to 4.11%, while the rate paid on interest bearing liabilities declined twenty-eight basis points to 1.10%.

The continued decline in the Bank’s earning asset yields was principally attributed to the extended period of historically low interest rates, causing an elevated level of residential mortgage loan refinancing activity as well as the origination and competitive re-pricing of certain commercial loans. The continued decline in mortgage-backed securities yields was attributed to historically low interest rates, and has been exacerbated by accelerated securitized loan refinancing activity driven by a variety of government stimulus programs and quantitative easing efforts by the Federal Reserve, as well as continuing credit defaults.

Non-interest Income: For the three months ended June 30, 2013, total non-interest income amounted to $1.9 million, down $100 thousand or 5.1% compared with the second quarter of 2012. The decline in non-interest income was principally attributed to a $193 thousand or 57.8% decline in realized securities gains net of other-than-temporary impairment (“OTTI”) losses on certain private label mortgage-backed securities. Trust and other financial services fees were up $12 thousand or 1.4% compared with second quarter of 2012, while service charges on deposit accounts were up $35 thousand, or 12.2%. Credit and debit card service charges and fees also posted meaningful increases, up $56 thousand or 16.5% compared with the second quarter of 2012.

For the six months ended June 30, 2013, total non-interest income amounted to $3.8 million, up $150 thousand or 4.1% compared with the same period in 2012. The increase in non-interest income was largely attributed to trust and other financial service fees amounting to $1.8 million, up $139 thousand or 8.6% compared with the first six months of 2012.  Reflecting additional new business and some strength in the equity markets, at June 30, 2013 assets under management stood at $373.2 million, up $17.7 million or 5.0% from year-end 2012 and representing an increase of $22.4 million or 6.4% compared with June 30, 2012.

Income generated from service charges on deposit accounts amounted to $616 thousand in the first half of 2013, representing an increase of $80 thousand, or 14.9%, compared with the same period in 2012. The increase in service charges on deposit accounts was largely attributed to customer overdraft fee increases instituted in the third quarter of 2012 as well as increased customer overdraft activity.

Income generated from credit and debit card service charges and fees amounted to $732 thousand in the first half of 2013, up $76 thousand or 11.6% compared with the same period in 2012. This increase was principally attributed to continued growth of the Bank’s retail deposit base and continued success with a program that offers rewards for certain debit card transactions.

For the six months ended June 30, 2013, realized securities gains net of OTTI amounted to $406 thousand, representing a decline of $151 or 27.1% compared with the same period in 2012. Securities gains recorded during the first half of 2013 were comprised of realized gains on the sale of securities amounting to $521 thousand, offset by other-than-temporary losses of $115 thousand on certain, private label, mortgage-backed securities.

Non-interest Expense: For the three and six months ended June 30, 2013, total non-interest expense amounted to $6.6 million and $12.9 million, representing increases of  $438 thousand and $937 thousand, or 7.1% and 7.8%, compared with the same periods in 2012, respectively.

For the three and six months ended June 30, 2013, total salaries and employee benefits amounted to $3.7 million and $7.3 million, representing increases of $387 thousand and $812 thousand, or 11.7% and 12.5%, compared with the same periods in 2012, respectively. The increases in salaries and employee benefits were attributed to a variety of factors including normal increases in base salaries, higher levels of employee incentive compensation, as well as changes in staffing levels and mix. The increases in salaries and employee benefits also reflected the Bank’s previously reported acquisition of three branch offices in the third quarter of 2012. Year-to-date salaries and employee benefits also included expenses related to certain restricted stock awards to the Company’s Board of Directors and the recently-appointed President and CEO of the Bank.

For the three and six months ended June 30, 2013, total occupancy expenses amounted to $493 thousand and $977 thousand, representing increases of $123 thousand and $202 thousand, or 33.2% and 26.1%, compared with the same periods in 2012, respectively. These increases were largely attributed to the acquisition of three branch offices in the third quarter of 2012, two of which are leased properties. The increases in occupancy expense were also attributed to the Bank’s substantial reconfiguration of its Ellsworth campus including the replacement of its Ellsworth retail banking office, which was put in service in the third quarter of 2012.

For the six months ended June 30, 2013, total other operating expenses amounted to $3.1 million, down $133 thousand or 4.1% compared with the first half of 2012. This decline was largely attributed to lower levels of loan collection and other real estate owned expenses, as well as certain non-recurring branch acquisition expenses recorded in the first half of 2012.

Efficiency Ratio: The Company’s efficiency ratio, or non-interest operating expenses divided by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and other-than-temporary impairments, measures the relationship of operating expenses to revenues. For the three and six months ended June 30, 2013, the Company’s efficiency ratio amounted to 56.5% and 55.9%, which compared favorably to peer and industry averages.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with fifteen branch office locations serving downeast, midcoast and central Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties.   These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares

Selected Financial Information

(dollars in thousands except per share data)

(unaudited)

	Period End		2nd Quarter Average
Balance Sheet Data	6/30/2013	12/31/2012	2013	2012

Total assets	$1,343,322	$1,302,935	$1,325,713	$1,236,198
Total securities	416,237	418,040	421,921	394,933
Total loans	852,572	815,004	833,696	770,893
Allowance for loan losses	8,167	8,097	8,166	8,434
Total deposits	854,719	795,765	840,052	735,121
Total Borrowings	361,051	371,567	352,944	371,644
Shareholders' equity	120,464	128,046	128,372	123,522

	Three Months Ended		Six Months Ended
Results Of Operations	6/30/2013	6/30/2012	6/30/2013	6/30/2012

Interest and dividend income	$ 12,474	$ 12,418	$ 24,839	$ 25,005
Interest expense	2,991	3,465	6,067	7,035
Net interest income	9,483	8,953	18,772	17,970
Provision for loan losses	405	460	758	875
Net interest income after
provision for loan losses	9,078	8,493	18,014	17,095

Non-interest income	1,874	1,974	3,824	3,674
Non-interest expense	6,595	6,157	12,902	11,965
Income before income taxes	4,357	4,310	8,936	8,804
Income taxes	1,187	1,205	2,550	2,536

Net income	$ 3,170	$ 3,105	$ 6,386	$ 6,268

Share and Per Common Share Data

Period-end shares outstanding	3,931,137	3,906,074	3,931,137	3,906,074
Basic average shares outstanding	3,929,592	3,891,476	3,926,671	3,885,764
Diluted average shares outstanding	3,948,083	3,918,852	3,945,265	3,904,527

Basic earnings per share	$ 0.81	$ 0.80	$ 1.63	$ 1.61
Diluted earnings per share	$ 0.80	$ 0.79	$ 1.62	$ 1.61

Cash dividends	$ 0.310	$ 0.290	$ 0.615	$ 0.575
Book value	$ 30.64	$ 31.89	$ 30.64	$ 31.89
Tangible book value	$ 29.21	$ 31.08	$ 29.21	$ 31.08

Selected Financial Ratios

Return on Average Assets	0.96%	1.01%	0.98%	1.04%
Return on Average Equity	9.90%	10.11%	10.02%	10.31%
Tax-equivalent Net Interest Margin	3.12%	3.17%	3.14%	3.24%
Efficiency Ratio (1)	56.5%	55.9%	55.9%	54.6%

	At or for the Six Months Ended		At or for the Year Ended
	June 30,		December 31,

	2013	2012	2012
Asset Quality

Net charge-offs to average loans	0.17%	0.20%	0.23%
Allowance for loan losses to total loans	0.96%	1.08%	0.99%
Allowance for loan losses to non-performing loans	96.4%	76.4%	82.1%
Non-performing loans to total loans	0.99%	1.41%	1.21%
Non-performing assets to total assets	0.80%	1.11%	0.97%

Capital Ratios

Tier 1 leverage capital	9.02%	9.15%	8.87%
Tier 1 risk-based capital	14.48%	14.31%	14.15%
Total risk-based capital	16.10%	16.01%	15.78%
Tangible equity to total assets	8.55%	9.77%	9.39%
Tangible common equity (2)	8.58%	9.80%	9.43%

(1)

Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and OTTI.

(2)

Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less      goodwill and other intangible assets.

Use of non-GAAP Financial Measures

Certain information in this press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance and believes these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

(1)

In certain places in this press release net interest income and the net interest margin is calculated and discussed on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company’s results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution’s net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.

(2)

The Company presents its efficiency ratio using non-GAAP information. The GAAP efficiency ratio is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income. The non-GAAP efficiency ratio presented in this press release is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and OTTI, and other significant non-recurring expenses.

(3)

The Company presents certain information based upon tangible common equity instead of total shareholders’ equity in accordance with GAAP. The difference between these two measures is the Company’s intangible assets, specifically goodwill and core deposit intangibles from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio, the tangible equity to total assets ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to, among other things, compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The tangible common equity ratio is computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets. The tangible equity to total assets ratio is computed by dividing total shareholders' equity, less goodwill and other intangible assets, by total assets at period end. The tangible book value ratio is computed by dividing total shareholders’ equity, less goodwill and other intangible assets, by period end total outstanding shares of common stock.